AMENDMENT NO. 1
TO
GREENFIELD GROVES INC.
2019 EQUITY INCENTIVE PLAN

The following Amendment No. 1 (the “Amendment”) to the Greenfield Groves Inc. 2019 Equity Incentive Plan (the “Plan”) was adopted by the Board of Directors (the “Board”) of Greenfield Groves Inc., a Nevada corporation (the “Company”), on June 30, 2020 and approved by the Company’s stockholders on June 30, 2020.  Capitalized terms used herein shall have the meanings ascribed in the Plan.

RECITALS

WHEREAS, pursuant to Section 3.1 of the Plan, the Board currently administers the Plan;

WHEREAS, pursuant to Section 13.1 of the Plan, the Board may amend the Plan from time to time, subject to stockholder approval as may be required by applicable law; and

WHEREAS, the Board and the Company’s stockholders have approved an amendment to the Plan to increase the total number of shares of the Company’s common stock available for issuance pursuant to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as set forth in this Amendment:

AMENDMENT

1.   Amendment to Section 4.1.  Section 4.1 of the Plan is hereby amended and restated in its entirety by inserting the following in lieu thereof:

“Subject to adjustment in accordance with Section 11, a total of 50,000,000 shares of Common Stock shall be available for issuance pursuant to Awards granted under the Plan. During the terms of the Awards, the Company shall at all times reserve and keep available a sufficient number of shares of Common Stock required to satisfy such Awards. Except as adjusted pursuant to Section 11, in no event shall more than 50,000,000 shares of Common Stock be available for issuance pursuant to the exercise of Incentive Stock Options.”

2.   Other Terms and Conditions.  Except as modified pursuant to this Amendment, the Plan is ratified and confirmed in all respects.
I hereby certify that the foregoing Amendment was duly adopted by the Board of Directors and stockholders of Greenfield Groves Inc. on June 30, 2020.
Executed on this 10th day of July, 2020.

By:	/s/Lindsay Giguiere
Lindsay Giguiere
President